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                                                                    EXHIBIT 99.1

                      [WESTPORT RESOURCES CORPORATION LOGO]


                         WESTPORT RESOURCES CORPORATION
                   1670 BROADWAY, SUITE 2800, DENVER, CO 80202


WESTPORT APPOINTS CARTER MATHIES TO LEAD NEW DIVISION

Denver, Colorado - January 17, 2003 - Westport Resources Corporation (NYSE: WRC) today announced the appointment of Carter Mathies as Vice President and General Manager of the Company's recently formed Western Division, comprised of Uinta Basin properties acquired in December 2002.

Mr. Mathies has over 20 years of experience in the oil and gas industry. Prior to joining Westport, Mr. Mathies was Vice President of Kinder Morgan Energy Partners, where he had operating responsibility for Kinder Morgan's Gathering and Processing Unit. Assets under his management included Kinder Morgan's interests in Thunder Creek Gas Services, Coyote Gas Treating LLC, Red Cedar Gathering Company and two large gas processing facilities in Wyoming which collectively offered throughput capacity of approximately 1.6 Bcf per day. Prior to his tenure at Kinder Morgan, Mr. Mathies was President and CEO of Tipperary Corporation, a publicly traded independent exploration and production company.

"Carter brings with him exceptional operational, management and business development experience in both the upstream and midstream segments of the oil and gas industry," commented Barth Whitham, President and Chief Operating Officer of Westport. "His background makes him a natural fit to lead our recently acquired production and midstream operations."

Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Gulf of Mexico, the Rocky Mountains, Permian Basin/Mid-Continent and the Gulf Coast.

Contact information: Lon McCain or Jonathan Bloomfield at (303) 573-5404.